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                             AMES DEPARTMENT STORES, INC.           Exhibit 20
                                 JULY RESULTS VS. PLAN              Page 1 of 2
                                   MANAGEMENT FORMAT
                                      (Unaudited)
                                     (In Millions)
                                  July 1994           Fiscal 1995 Year-to-Date
                             Actual  Plan*  Last Yr**  Actual   Plan*  Last Yr**
INCOME SUMMARY:
Net Sales                    $143.5  $148.1   $145.6   $927.1   $939.2   $931.6

FIFO Margin     $              35.6    39.1     35.2    246.3    256.6    250.6
     Margin     %             24.8%   26.4%    24.2%    26.6%    27.3%    26.9%

Total Expenses                 39.8    41.6     42.6    259.4    267.7    265.8

Gain on Dispos. of Properties   1.5       -        -      3.5      1.9        -
                             ---------------------------------------------------
EBIT                           (2.7)   (2.5)    (7.4)    (9.6)    (9.2)   (15.2)

Net Interest Expense            2.0     2.2      2.1     12.8     14.2     12.7
Non-Cash Inc. Tax Prov.(Ben.)  (1.5)   (1.5)       -     (3.4)    (3.7)       -
Extra. Chg., net of tax ben.      -       -        -      1.5      1.5        -
Non-Recurring (Gain)-Wertheim     -       -        -    (12.0)   (12.0)       -
                             ---------------------------------------------------
Net Income (Loss)             ($3.2)  ($3.2)   ($9.5)   ($8.5)   ($9.2)  ($27.9)
                             ===================================================
From EBIT:
Non-Cash SARs Exp.(Credit)     (0.3)      -        -      0.1      1.5        -
Depr/Amort, LIFO, & other,net     -     0.1     (0.2)     2.2        -     (2.1)
                             ---------------------------------------------------
EBITDA                        ($3.0)  ($2.4)   ($7.6)   ($7.3)   ($7.7)  ($17.3)
                             ===================================================

BALANCE SHEET SUMMARY:                                  Balance at
                                                       end of Period
                                                      Actual    Plan
                                                     ------------------
Unrestricted Cash and Cash Equivalents                  $30.8    $29.1
Restricted Cash and Cash Equivalents                      1.0      0.9
Merchandise Inventories, LIFO                           484.3    479.6
Other Current Assets                                     39.2     31.5
                                                     ------------------
     Total Current Assets                               555.3    541.1
Net Fixed Assets                                         30.1     44.2
Other Assets and Deferred Charges                         7.3      6.4
                                                     ------------------
     Total Assets                                      $592.7   $591.7
                                                     ==================

Trade Accounts Payable                                  $99.6    $81.1
Short-Term Debt (Revolver)                              106.4    125.0
Other Current Liabilities                               166.5    173.6
                                                     ------------------
     Total Current Liabilities                          372.5    379.7
Long-Term Debt                                           41.7     42.2
Fresh-start Excess Net Assets (Negative Goodwill)        51.7     51.8
Unfavorable Lease Liability                              24.0     24.0
Other Long-Term Liabilities                              50.9     49.8
                                                     ------------------
     Total Liabilities & Fresh-St. Excess Net Assets    540.8    547.5
Paid-In-Capital                                          73.5     65.7
Retained Earnings (Deficit)                             (21.6)   (21.5)
                                                     ------------------
     Total Liabilities & Equity                        $592.7   $591.7
                                                     ==================

          * As reported on Form 8-K dated May 27, 1994.
         ** Last year's (fiscal 1994) income summary represents 309 stores as compared to 305 stores in July 1994.

NOTE: EBIT is earnings (loss) before net interest expense, income taxes, and non-recurring or extraordinary items. EBITDA is EBIT before depre-ciation & amortization, LIFO expense, stock appreciation rights (SARs) accruals, and other non-cash charges.

                                    Page 6 of 7
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